Exhibit 99.2
Levi Strauss & Co. Third Quarter 2006 Presented by: Hans Ploos van Amstel Chief Financial Officer October 10, 2006 This presentation should be read in conjunction with Levi Strauss & Co.'s annual report on Form 10-K for the fiscal year ended November 27, 2005 and quarterly reports on Form 10-Q for the first and second quarters of 2006.

LS&CO. Q3 2006 - Introduction Net revenues down 2% (-1% including currency impact) Net income up 29% versus Q3 2005 Strong cash flow 1

Gross margin healthy at 46% of net revenue SG&A improved while continuing to invest in retail expansion Solid, operating margin at 15% Net income up 29% LS&CO. Q3 2006 - Net Revenues to Net Income 2

North America relatively stable (-1%), retail investments Substantial improvement in Europe Asia Pacific down due to Japan Corporate costs reflect benefit from distribution center changes LS&CO. Q3 2006 - Business Unit Performance 3

Operating activities: Solid profitability and lower working capital create cash of $171MM Investing activities: Primarily IT systems and retail network Financing activities: Debt repayment and refinancing payments LS&CO. Q3 2006 - Cash Flow 4

LS&CO. Q3 2006 - Key Conclusions Third-Quarter Results: Solid profit and cash flow Healthy operating margin Higher net income Improved working capital Lower interest expense and net debt Q4 Outlook: Revenue stability Strong profitability and free cash flow 5